Exhibit 10.5

                       SECOND LOAN MODIFICATION AGREEMENT


      This Second Loan Modification Agreement (this "Loan Modification Agreement") is entered into as of March 27, 2002, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and COLLAGENEX PHARMACEUTICALS, INC., a Delaware corporation with its chief executive office located at 41 University Drive, Newtown, Pennsylvania 18940 ("Borrower").

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 19, 2001, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 19, 2001 between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of March 22, 2002 (as amended, the "Loan Agreement"). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

Hereinafter, all indebtedness and obligations owing by Borrower to Bank shall be referred to as the "Obligations".

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Collateral, as described in the Intellectual Property Security Agreement dated as of March 19, 2001, between the Borrower and the Bank (together with any other collateral security granted to Bank, the "Security Documents").

Hereinafter,   the  Security  Documents,   together  with  all  other  documents
evidencing, securing or otherwise executed in connection with the Obligations shall be referred to as the "Existing Loan Documents".

3. DESCRIPTION OF CHANGE IN TERMS.

      Modification to Loan Agreement. From and after the execution of this Loan Modification Agreement, the Loan Agreement shall be amended by deleting the following text appearing as Section 5.5(x) of the Loan Agreement:

      "(x) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower and except for dividends payable to holders of the Borrower's Series D Cumulative Convertible Preferred Stock (the "Series D Stock"), except for, prior to the occurrence of an Event of Default, preferred stock cash dividends in an amount not to exceed $400,000 in calendar year 2002, $1,600,000 in calendar year 2003, and $400,000 in the first quarter of calendar year 2004."

and replacing it with the following text:

      "(x) pay any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower and except for dividends payable to holders of the Borrower's Series D Cumulative Convertible Preferred Stock (the "Series D Stock"), except for, prior to the occurrence of an Event of Default, preferred stock cash dividends in an amount not to exceed $430,000 in calendar year 2002, $1,600,000 in calendar year 2003, and $400,000 in the first quarter of calendar year 2004."

4. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of March 19, 2001 between Borrower and Bank, and acknowledges, confirms and agrees that, except as previously disclosed in writing to Bank, said Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral (as defined in said Intellectual Property Security Agreement) and shall remain in full force and effect.

5. WAIVER. Bank hereby waives Borrower's failure to comply with the Tangible Net Worth covenant requirement set forth in the Schedule to the Loan Agreement tested as of February 28, 2002 (the "Existing Default"). This waiver applies only to the specific Existing Default, is a one-time waiver, and shall not be deemed to constitute a continuing waiver of this or any other provision of the Loan Agreement or a waiver of this Tangible Net Worth covenant for any other period.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Existing Loan Documents and all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. NO DEFENSES OF BORROWER. The Borrower hereby acknowledges and agrees that the Borrower has no offsets, defenses, claims, or counterclaims against the Bank or the Bank's officers, directors, employees, attorneys, representatives, predecessors, affiliates, subsidiaries, parents, successors, and assigns with respect to the Obligations, and/or the Existing Loan Documents, and that if the Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Bank or the Bank's officers, directors, employees, attorneys, representatives, predecessors, affiliates, subsidiaries, parents, successors, and assigns, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Loan Modification Agreement, with respect to the Obligations and/or the Existing Loan Documents, all of them are hereby expressly WAIVED, and the Borrower hereby RELEASES the Bank and the Bank's officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

9. FEES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modify the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of
Massachusetts, then venue shall lie in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK'S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

      This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:                                 BANK:

COLLAGENEX PHARMACEUTICALS, INC.          SILICON VALLEY BANK, doing business
                                          as SILICON VALLEY EAST

By:  /s/ Nancy C. Broadbent               By:  /s/ John V. Atanasoff
   ---------------------------------         ---------------------------------

Name:  Nancy C. Broadbent                 Name:  John V. Atanasoff
     -------------------------------           -------------------------------

Title: Chief Financial Officer            Title: Regional Market Manager
      ------------------------------            ------------------------------

ACKNOWLEDGED AND AGREED:

MMP, INC.

By:  /s/ Frank Ruffo
   ---------------------------------

Name:  Frank Ruffo
     -------------------------------

Title: Secretary & Treasurer
      ------------------------------